Exhibit 10.17

DIRECTOR COMPENSATION

EMPLOYEE DIRECTORS. Directors who are employed by the Company or the Bank do not receive additional compensation from the Company or the Bank for their service as directors.

RETAINER. June 1, 2005 — May 31, 2006: Non-employee directors of the Company receive a $5,000 retainer for board service.

Beginning June 1, 2006: The Chairman receives an annual retainer of $35,000 from the Company. Non-employee directors do not receive a retainer from the Company. The Chairman and non-employee directors of the Bank receive a $5,000 annual retainer for board service.

MEETING FEES. June 1, 2005 — May 31, 2006: Non-employee directors of the Company receive a fee of $200 for each Board and committee meeting attended. Non-employee directors of the Bank receive a fee of $500 for each Bank Board meeting and $200 for each Bank committee meeting attended.

Beginning June 1, 2006: The Chairman and non-employee directors of the Company receive a fee of $300 for each Board meeting attended. Non-employee directors of the Company receive $300 for each committee meeting attended, except the Chairmen of Audit, Compensation, and Governance Committees who will receive $400 for each meeting of their committee.

The Chairman and non-employee directors of the Bank receive a fee of $500 for each Bank Board meeting and $300 for each Bank committee meeting attended, except the Chairmen of Audit, Compensation, and Governance Committees who will receive $400 for each meeting of their committee. The Chairman of the Board will receive $400 for the Company and the Bank committee meetings attended in which he is the Chairman of the committee.

DIRECTOR DEFERRED COMPENSATION PLAN. The Company has a Director Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which any non-employee director of the Company or the Bank may elect to defer receipt of all or any portion of his or her compensation as a director. A participating director may elect to have amounts deferred under the Deferred Compensation Plan held in a deferred cash account credited on a quarterly basis with interest equal to the highest rate offered by the Bank at the end of the preceding quarter. Alternatively, a participant may elect to have a deferred stock account in which deferred amounts are treated as if invested in the Company’s common stock at the fair market value on the date of deferral. The value of a stock account will increase and decrease based upon the fair market value of an equivalent number of shares of common stock. In addition, the deferred amounts deemed invested in common stock will be credited with dividends on an equivalent number of shares. Amounts considered invested in the Company’s common stock are paid, at the election of the director, either in cash or in whole shares of common stock and cash in lieu of fractional shares. Directors may elect to receive amounts contributed to their respective accounts through up to five installment payments. The Company may establish a trust to hold amounts deferred and which accumulate under the plan. The purpose of the Deferred Compensation Plan is to give the non-employee directors the option of deferring current taxation on directors’ fee income.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The Company had a Non-Employee Director Stock Option Plan (the “Option Plan”), which was adopted in 1995 and expired in 1999. Under the Option Plan each director who was not an employee of the Company or the Bank received an option grant covering 2,240 shares of Company common stock on April 1 of each year during the five-year term of the Option Plan. The first grant under the Option Plan was made on May 1, 1995. The exercise price of awards was fixed at the fair market value of the shares on the date the option was granted. During the term of the Option Plan, a total of 123,200 shares of common stock could be granted and 120,960 shares of common stock were granted under the Option Plan. There are 96,820 options under the Option Plan remaining available to be exercised. The options granted under the Option Plan became exercisable six months from the date of grant except in the case of death or disability. Options that are not exercisable at the time a director’s services on the Board terminate for reasons other than death, disability or retirement in accordance with the Company policy are forfeited. The purpose of the Option Plan was to promote a greater identity of interest between non-employee directors and the Company shareholders by increasing each participant’s proprietary interest in the Company through the award of options to purchase the Company common stock.

OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN. The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”) which was established in 1998 for employees and was amended and restated in 2000 to include non-employee directors. 180,000 shares of stock are reserved for non-employees during the term of the plan which expires in 2008. The first grant to non-employee directors under the Omnibus Plan was made on May 23, 2000. Under the Omnibus Plan, non-qualified options to acquire shares of the Company’s common stock, restricted stock, stock appreciation rights, and/or units may be granted from time to time to non-employee directors of the Company and of any of its subsidiaries. Under the Omnibus Plan, 28,694 options were granted to non-employee directors at an exercise price of $8.13 in 2000, 28,214 options were granted to non-employee directors at an exercise price of $8.07 in 2001, and 25,732 options were granted to non-employee directors at an exercise price of $13.00 in 2002. No grants were made under the Omnibus Plan in 2003. All option amounts have been adjusted to reflect the effect of stock splits. During 2004, 299 shares of restricted stock were granted to each non-employee director under the Omnibus Plan, and during 2005, 282 shares of restricted stock were awarded to each non-employee director under the Omnibus Plan.